UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a party other than the Registrant ☐
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☐    Definitive Proxy Statement
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Valero Energy Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Your **Vote** Counts!

VALERO ENERGY CORPORATION

2022 Annual Meeting
Vote by April 27, 2022 11:59 PM ET.
For shares held in a Plan, vote by April 25, 2022 11:59 PM ET.

Valero

VALERO ENERGY CORPORATION
ONE VALERO WAY
SAN ANTONIO, TEXAS 78249



D67000-P65860

You invested in VALERO ENERGY CORPORATION and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on April 28, 2022.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report on Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 14, 2022. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

April 28, 2022
11:00 AM CDT

Virtually at:
www.virtualshareholdermeeting.com/VLO2022

Shares held in a Plan must be voted before the meeting and by April 25, 2022 11:59 PM ET

*Please check the meeting materials for any special requirements for meeting attendance.

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. We encourage you to access and review all of the important information contained in the proxy materials before voting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Elect directors to serve until the 2023 Annual Meeting of Stockholders. **Nominees:**	
1a. Fred M. Diaz	For
1b. H. Paulett Eberhart	For
1c. Joseph W. Gorder	For
1d. Kimberly S. Greene	For
1e. Deborah P. Majoras	For
1f. Eric D. Mullins	For
1g. Donald L. Nickles	For
1h. Philip J. Pfeiffer	For
1i. Robert A. Profusek	For
1j. Randall J. Weisenburger	For
1k. Rayford Wilkins, Jr.	For
2. Ratify the appointment of KPMG LLP as Valero's independent registered public accounting firm for 2022.	For
3. Approve, by non-binding vote, the 2021 compensation of Valero's named executive officers.	For
4. Stockholder proposal requesting that Valero issue an annual report disclosing near- and long-term GHG reduction targets and a plan to achieve them.	Against

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Sign up for E-delivery".

Valero

Date: March 18, 2022

To: Valero Employees

From: Rich Walsh

Subject: **Vote Your Valero Shares by April 25, 2022 – Your Vote Matters!**

Valero's 2022 annual meeting of stockholders will be held virtually on Thursday, April 28.

As a leader in the manufacturing of transportation fuels, **we are very proud of providing affordable transportation fuels to drive global progress.**

Starting today, Valero stockholders will be voting on the following proposals:

Voting Matters	**Board Recommendation**	**Proxy Statement (PDF)**
1. Elect Directors	**VOTE FOR each director nominee**	p. 25 - 32
2. Ratify KPMG LLP as independent auditor	**VOTE FOR**	p. 88
3. Advisory Vote to Approve 2021 Executive Compensation	**VOTE FOR**	p. 91
4. Stockholder proposal requesting that Valero issue an annual report disclosing near- and long-term GHG reduction targets and a plan to achieve them	**VOTE AGAINST**	p. 92

We believe that Proposal No. 4 seeks a pro forma commitment that does not reflect an understanding of the resilience and efficiency of our refining assets and the leading-edge strategy that Valero has developed to compete in a low-carbon world.

This proposal also does not reflect an understanding of the robust reporting on our strategy and progress that we already disclose. As set forth in our Stewardship and Responsibility Report (available at www.valero.com > Investors > ESG > Reports and Presentations), we currently have **2025 and 2035 GHG emissions targets**, which are based on our **detailed energy transition plan with board-approved projects and projects under development**. The

proponents of Proposal 4 also assert that Valero does not address Scope 3 emissions when in fact **our large-scale production of low-carbon fuels contributes substantially toward the reduction of Scope 3 emissions due to the lower carbon intensity associated with the feedstocks, production and the use of these products**. Moreover, the Scope 3 emissions targets contemplated by the proposal are not properly designed for companies in the oil and gas sector, most of whose Scope 3 emissions occur downstream, where these companies have limited control.

If you, as our stockholder and employee, **value our leading energy transition strategy, and our substantive and transparent approach to climate disclosures, we ask you to vote AGAINST proposal No. 4**.

No matter how many Valero shares you own, whether through retirement plans or individual accounts, you have a voice in the future of the company.

Click **here** for the story "Vote Your Shares" on myValero's home page within the news slideshow to find materials that will guide you through the voting process.

First, **you will receive proxy materials either by mail or electronically**.

Second, keep all sets of materials you receive, **as you will need the control number for each of your accounts to vote your shares**.

Finally, **once you locate all your control numbers, vote online at** www.proxyvote.com.

If you have questions, please check the following documents:

3 Easy Steps to Vote Your Shares

Frequently Asked Questions

Thank you.

VOTE YOUR VLO SHARES

YOU OWN VLO. VOTE YOUR SHARES BY APRIL 25.

2022 Proxy Voting FAQs

1. **What is proxy voting?**

Proxy voting enables a stockholder to vote the shares they own without physically attending the annual meeting of stockholders by legally designating one or more persons to cast a ballot for such stockholder.

2. **Why is my proxy vote important?**

As a leader in the manufacturing of transportation fuels, we are very proud of providing affordable transportation fuels to drive global progress. No matter how many Valero shares you own, whether through retirement plans or individual accounts, you have a voice in the future of the company.

3. **What proposals are included in the 2022 Proxy Statement?**

Voting Matters	**Board Recommendation**	**Proxy Statement [PDF] Page**
1. Elect directors	**VOTE FOR each director nominee**	p. 25 -32
2. Ratify KPMG LLP as independent auditor	**VOTE FOR**	p. 88
3. Advisory vote to approve 2021 executive compensation	**VOTE FOR**	p. 91
4. Stockholder proposal requesting that Valero issue an annual report disclosing near- and long-term GHG reduction targets and a plan to achieve them	**VOTE AGAINST**	p. 92

We believe that Proposal No. 4 seeks a pro forma commitment that does not reflect an understanding of the resilience and efficiency of our refining assets and the leading-edge strategy that Valero has developed to compete in a low-carbon world.

This proposal also does not reflect an understanding of the robust reporting on our strategy and progress that we already disclose. As set forth in our Stewardship and Responsibility Report (available at www.valero.com > Investors > ESG > Reports and Presentations), we currently have **2025 and 2035 GHG emissions targets**, which are based on our **detailed energy transition plan with board-approved**

projects and projects under development. The proponents of Proposal No. 4 also assert that Valero does not address Scope 3 emissions when in fact **our large-scale production of low-carbon fuels contributes substantially toward the reduction of Scope 3 emissions due to the lower carbon intensity associated with the feedstocks, production and the use of these products**. Moreover, the Scope 3 emissions targets contemplated by the proposal are not properly designed for companies in the oil and gas sector, most of whose Scope 3 emissions occur downstream, where these companies have limited control.

If you, as our stockholder and employee, **value our leading energy transition strategy, and our substantive and transparent approach to climate disclosures, we ask you to vote AGAINST proposal No. 4**.

4. **When is the 2022 Valero Annual Meeting?**

The 2022 Valero Annual Meeting of Stockholders will be held on April 28, 2022 at 11:00 am CDT exclusively online, with no option to attend in person.

Meeting site: **www.virtualshareholdermeeting.com/VLO2022**

If you plan to attend the virtual Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/VLO2022 and use the 16-digit control number provided in the Notice, proxy card, voting instruction form, or email instructions in order to log into the meeting.

5. **Is there a voting deadline?**

Although the voting deadline for voting prior to the meeting is at 11:59 p.m. ET on April 27, 2022, we would encourage you to vote no later than 11:59 p.m. ET on April 25, 2022 to allow for the timely processing and tabulation of shares that are held in the Valero Benefits plans. You may also vote at the annual meeting by logging into the meeting website referenced above and following the instructions on that website.

6. **How can I submit my proxy vote**?

Valero allows you to vote in one or more of the following ways:

- **Online:** at www.proxyvote.com or through your financial institution
- **Phone:** dial (800) 690-6903 (toll free) and follow the instructions
- **Mail:** in order to vote by mail you will need a full set of proxy materials to be sent to you. Upon receipt of the materials, complete the proxy card or voting instruction form and return it per the instructions included in the form

7. **What are proxy materials**?

Proxy materials were made available starting March 17, 2022 and include (depending on how you hold your shares):

- The 2022 Proxy Statement [PDF], which provides disclosures on the proposals that are up for vote by stockholders. The 2022 Proxy Statement is also available on our website at www.investorvalero.com.
- Proxy Card
- Voting Instruction Form (for beneficial holders)
- Control Number

- Notice of Internet Availability

Note:
Depending on the number of accounts through which you hold your shares, it is possible that you will receive multiple sets of proxy materials, emails with instructions, and/or control numbers. In order to vote, you will need all control numbers.
Click here to read 3 Easy Steps to Vote Your Shares [PDF]

8. **How do I receive my proxy materials, and how do I access my proxy vote?**

If you own stock of Valero on the record date (March 3, 2022), the following communications (depending on how you hold your shares) will be sent to you by or on behalf of Valero (or your broker, bank, or plan fiduciary):

- **A notice that proxy materials are available online** (typically at your home address alerting you that proxy voting has opened. Expect this after March 17, 2022). PLEASE DO NOT DISCARD THIS NOTICE. YOU WILL NEED THE CONTROL NUMBER INCLUDED THEREIN;
- **A physical package containing a proxy card or voting instruction form and proxy statement** (typically at your home address and after March 17, 2022). PLEASE DO NOT DISCARD THESE MATERIALS. YOU WILL NEED THE CONTROL NUMBER INCLUDED IN EACH OF THE VOTING INSTRUCTION FORMS AND/OR PROXY CARDS INCLUDED THEREIN); and/or
- **By email, if you have requested to receive information electronically**, typically an email from id@proxyvote.com or edelivery@ms-bounce.broadridge.com alerting you that proxy voting has opened. Expect this after March 17, 2022.

9. **What is the record date?**

If you own stock of Valero at the close of business on the record date, March 3, 2022, you are eligible to vote your ownership.

10. **Who can vote at the 2022 Valero Annual Meeting?**

If you own common stock of Valero (ticker: VLO) at the close of business on March 3, 2022, you are entitled to vote on the proposals presented in the 2022 Valero Proxy Statement.
Click here to read 3 Easy Steps to Vote Your Shares [PDF]

11. **What do "for," "against," and "abstain" mean on the proxy card or voter instruction form?**

- “For” means you are in favor of the proposal or director nominee
- “Against” means you are not in favor of the proposal or director nominee
- “Abstain” means you do not wish to cast a vote one way or another on the particular proposal

12. **What is a control number for proxy voting? Where do I find it (them)?**

Control numbers are key to be able to vote your shares. Each control number is a 16-digit number.

For printed proxy materials, the control number is located on your proxy card or voting information form, or the notice of internet availability. Click here to read 3 Easy Steps to Vote Your Shares [PDF], which includes examples of where the control number will be located on such materials.

For electronic delivery, if you have requested to receive information electronically, typically an email from id@proxyvote.com or edelivery@ms-bounce.broadridge.com alerting you that proxy voting has opened. Expect this after March 17, 2022.

If your Valero shares are held with a broker or bank, your control number will be sent by or on behalf of the broker or bank in an email or in printed proxy materials, depending on how you have given consent to receive it. The broker or bank will provide information on how to vote the Valero shares held in their accounts.

Keep in mind that you may have more than one control number associated with your Valero stock, depending on where your Valero stock is held. For instance, you may have restricted stock with voting rights at Computershare; you may hold shares in more than one financial institution or broker; or you may hold shares in Valero's Benefit Plans.

13. Can I vote Valero's restricted stock?

Yes, Valero's restricted stock has voting rights. Depending on how you have given consent to receive proxy materials, you will receive:

- **A notice that proxy materials are available online** (typically at your home address alerting you that proxy voting has opened. Expect this after March 17, 2022). PLEASE DO NOT DISCARD THIS NOTICE. YOU WILL NEED THE CONTROL NUMBER INCLUDED THEREIN;
- **A physical package containing a proxy card, annual report, and proxy statement** (typically at your home address and after March 17, 2022). PLEASE DO NOT DISCARD THESE MATERIALS, YOU WILL NEED THE CONTROL NUMBER INCLUDED IN THE VOTING PROXY CARD); and/or
- **By email, if you have requested to receive information electronically**, typically an email from id@proxyvote.com or edelivery@ms-bounce.broadridge.com alerting you that proxy voting has opened. Expect this after March 17, 2022.

Click here to read 3 Easy Steps to Vote Your Shares [PDF]

14. Where might I find my ownership of Valero stock?

You may be the owner of Valero stock in company plans, awards, brokers or banks.

The following list is intended to provide you with examples of where you may hold Valero voting stock:

- Valero's Benefit Plans such as the Thrift Plan, Premcor Plan or any other benefit plan
- Valero's restricted stock, which have voting rights. Restricted stock is held at Computershare
- Valero stock in brokerage accounts such as the LIIA accounts at Merrill Lynch's Benefits Online
- Valero stock in your other brokerage accounts or banks, depending on how you have made your financial decisions (i.e. CharlesSchwab, Fidelity, Ameritrade, etc.)

Note:

Depending on the number of accounts, it is possible that you receive multiple sets of proxy materials, emails with instructions, and/or control numbers. In order to vote, you will need all control numbers.

Click here to read 3 Easy Steps to Vote Your Shares [PDF]

2022 Proxy Statement
Proposal No. 4

The Board Recommends Voting AGAINST Proposal No. 4

The proposal seeks a 2050 pro forma commitment to being net zero on an absolute company-specific basis for the full value chain of emissions using science-based targets and reporting annually.

Proposal No. 4 Requests; Board's Voting Recommendation

Proposal No. 4 seeks a **pro forma commitment that does not reflect an understanding of the resilience and efficiency of our refining assets,** our existing **2025 and 2035 GHG emissions targets,** and the **leading-edge strategy that Valero has developed to compete in a low-carbon world**.

1. The proponents demand a company-specific commitment to being net zero across the value chain of the company's GHG emissions by 2050. This proposal makes no allowance for Valero's resilience in aligning with the goals of the Paris Agreement.
2. The proponents' proposal ignores the purpose of the TCFD process and the use of IEA's scenarios. Valero has committed to produce and publish a new TCFD report using the IEA net zero scenario this year. We believe targets and commitments should be made in an informed and thoughtful manner. We also believe it is unwise to make pro forma commitments, which may not be in the best interest of stockholders or properly aligned with what is best for achieving the goals of the Paris Agreement.
3. The proponents request SBTi targets[(1)] but such targets are halted for fossil fuel companies. In addition, targets on Scope 1, 2 and 3[(2)(3)(4)] only apply to fossil fuels and do not give credit to a company such as Valero with a solid energy transition strategy using low-carbon fuels for which Scope 1, 2 and 3 do not apply[(5)].
4. The proponents have expressed that an aspirational target without detail or credible plans would be acceptable. At Valero, we have endeavored to only make commitments to stockholders where we have a reasonable expectation and plan for achieving them, or at least some line of sight as a basis for the commitment.

If you, as our stockholders, value our leading energy transition strategy and our substantive and transparent approach to climate disclosures and commitments, we ask you to vote AGAINST this proposal, as our Board recommends.

Valero's Energy Transition Plan Is Our Business Strategy

- Leveraged our best-in-class refining assets and operating expertise, benchmarked as one of the most efficient and the lowest cash operating cost producer among our peers [6], to grow a profitable, world-scale low-carbon portfolio of ethanol and renewable diesel production
- Invested $4.2 billion[7] to date in low-carbon fuels businesses, and we expect additional growth
  - In 2021, more than 70% of growth capital was deployed to low-carbon initiatives
  - Delivered long-term value to stockholders with low-carbon fuels investments that have exceeded our 25% after-tax IRR hurdle rate
  - In 2022, we are targeting ~50% of our growth capital budget for investment in low-carbon projects
- Tied short-term and long-term executive compensation to ESG metrics
- Production of low-carbon fuels contributes substantially toward the reduction of Scope 3 emissions due to the lower life cycle carbon intensity associated with the feedstocks (mostly waste), production and the use of these products[5]
- Our low-carbon fuels have enabled governments across the globe to achieve their GHG emissions reduction targets

Our GHG Reduction Targets are Substantive and Backed by Board-Approved Projects

2035 TARGET[8]

We are on track to achieve our plan to reduce and offset 63% of our global refinery Scope 1 and 2 GHG emissions by 2025. By 2035, we plan to increase that percentage to 100% through Board-approved projects and carbon capture and storage projects under development.



Million Metric Tons CO_2e
32.3
2.4
4.2
11.1
10.9
3.7
100%
VLO Refinery GHG Emissions in 2011 (Scope 1 & 2)
Independently verified
Absolute Emissions Reduction through Efficiencies (Scope 1 & 2)
2035 GHG Emissions Offset by VLO Ethanol Production
2035 GHG Emissions Offset by VLO Renewable Diesel Production
2035 GHG Emissions Offset by Global Blending of and Credits from Renewable Fuels
2035 GHG Emissions Offset by Carbon Capture and Storage
2035 VLO Refinery GHG Emissions after Reductions & Offsets (Scope 1 & 2)

- Focused on **absolute reduction** of our refinery portfolio's Scope 1 and 2 emissions and **abatement of Scope 3 emissions of fossil fuels** with low-carbon fuels that we produce, or purchase and blend
- Valero's refineries are among the **most efficient** and expected to be **resilient and operational** according to the benchmarking analysis conducted as part of our 2021 TCFD Report and Scenario Analysis using the IEA's SDS assumptions
- In 2022, we will **update our TCFD Report and Scenario Analysis** using the **IEA's Net Zero by 2050** assumptions

Footnotes

(1) Science Based Targets initiative (SBTi) announced in March 2022 that it will no longer accept commitments or validate targets from fossil fuels companies, including refining and marketing players such as Valero. Moreover, SBTi announced that fossil fuel companies will be removed from its existing SBTi target report.

(2) Scope 1 is defined as the direct GHG emissions from our refinery operations. At Valero, Scope 1 emissions are third-party verified.

(3) Scope 2 is defined as the indirect GHG emissions from the purchased electricity and steam for our refineries. At Valero, Scope 2 emissions are third-party verified.

(4) Scope 3 is defined as the emissions from all sources not within the Scope 1 and 2 boundaries. The issues with Scope 3 are well documented, ranging from a faulty and complex methodology to double-counting and lack of direct control by the company.

(5) Scope 1, 2 and 3 do not apply to low-carbon fuels. Under low-carbon fuel programs, each low-carbon fuel is assigned a carbon intensity value, which is intended to represent the GHG emissions associated with the feedstocks from which the fuel was produced, the fuel production and distribution activities, and the use of the finished fuel (this analysis is referred to as *life cycle GHG emissions analysis*). The lower the fuel's carbon intensity score compared to the benchmark, the more value it represents. Carbon intensity calculations are verified by the low-carbon fuel programs.

(6) Industry benchmarking and Valero's performance statistics from Solomon Associates and Valero. Peer group includes PSX, MPC, HFC and PBF.

(7) As of 12/31/2021, our investment in our low-carbon fuels businesses consists of $2.5 billion in capital investments to build our renewable diesel business (a consolidated joint venture) and $1.7 billion to build our ethanol business.

(8) For notes regarding the 2025 and 2035 Target, see pages 14, 15, 106 and 107 of the 2021 Stewardship and Responsibility Report published on our website at www.valero.com > Investors > ESG > Reports and Presentations.